Exhibit 10.7

EXECUTION VERSION
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Concho Resources Inc., a Delaware corporation (“Company”), and Jack F. Harper (“Executive”).
W I T N E S S E T H:
     WHEREAS, both Executive and Company seek to enter into an agreement regarding Executive’s employment with Company or a subsidiary of Company and in doing so agree that this Agreement supersedes any previous contracts between Executive and Company relating to such subject matter and identified as an Employment Agreement; and
     WHEREAS, Company is desirous of continuing to employ Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of continuing to be employed by Company on such terms and conditions and for such consideration;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: DEFINITIONS AND INTERPRETATIONS
     1.1 Definitions.
     (a) “Annual Base Salary” shall mean an amount equal to the greater of:
     (i) Executive’s base salary at the annual rate in effect pursuant to Section 4.1 at the date of Executive’s Involuntary Termination;
     (ii) Executive’s base salary at the annual rate in effect pursuant to Section 4.1 on the date that is 60 days prior to the date of Executive’s Involuntary Termination; or
     (iii) Executive’s base salary at the annual rate in effect pursuant to Section 4.1 immediately prior to a Change of Control if Executive’s employment shall be subject to an Involuntary Termination during the Change of Control Period.
     (b) “Average Annual Bonus” shall mean the average of the annual cash performance bonuses, if any, paid to Executive by Company pursuant to Section 4.2 with respect to the two calendar years ending prior to the date of Executive’s Involuntary Termination; provided, however, that (i) if Executive has not been employed by Company for a sufficient period of time to have been eligible to receive bonuses with respect to both of such calendar years, then the term “Average Annual Bonus” shall mean the average of all such bonuses, if any, paid to Executive by Company pursuant to Section 4.2 with respect to all calendar years ending prior to the date of Executive’s

Involuntary Termination, and (ii) if Executive was employed by Company for only a portion of a year with respect to which such a bonus was paid, then the “Average Annual Bonus” shall be determined by annualizing the bonus received by Executive for such portion of such year based on the ratio of the number of days Executive was employed by Company during such year to 365 days.
     (c) “Board” shall mean the Board of Directors of Company.
     (d) “Cause” shall mean Executive (i) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties, (ii) has refused, without proper reason, to perform Executive’s duties, (iii) has materially breached any material provision of this Agreement or corporate policy or code of conduct established by Company, (iv) has willfully engaged in conduct which is materially injurious to Company or its subsidiaries (monetarily or otherwise), (v) has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to Company or an affiliate (including the unauthorized disclosure of confidential or proprietary material information of Company or an affiliate), (vi) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony, or (vii) has used Company securities owned or controlled by Executive as collateral for a securities margin account.
     (e) “Change in Duties” shall mean:
          (i) The occurrence, prior to the date that a Change of Control Period begins or after the expiration of a Change of Control Period, of any one or more of the following without the consent of Executive:
     (1) a reduction in the rank of Executive’s title as an officer of Company from that previously applicable to Executive (it is specifically agreed that any change in Executive’s position(s) or title(s) with Company shall not constitute a Change in Duties under this clause unless the rank of Executive’s title as an officer is reduced in connection with such change (for example, a reduction in rank from vice president to assistant vice president));
     (2) a reduction in Executive’s base salary; or
     (3) a material diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from those substantially similar to the employee benefits and perquisites provided by Company (including its subsidiaries) to similarly situated executives; or
          (ii) The occurrence, within a Change of Control Period, of any one or more of the following without the consent of Executive:

     (1) a material reduction in the nature or scope of Executive’s authorities or duties from those applicable to Executive immediately prior to the date on which a Change of Control Period begins;
     (2) a reduction in Executive’s base salary from that provided to Executive immediately prior to the date on which a Change of Control Period begins;
     (3) a diminution in Executive’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation which are the greater of (A) the opportunities provided by Company (including its subsidiaries) for similarly situated executives or (B) the opportunities under any such plans under which Executive was participating immediately prior to the date on which a Change of Control Period begins;
     (4) a material diminution in employee benefits (including but not limited to medical, dental, life insurance and long-term disability plans) and perquisites applicable to Executive from the greater of (A) the employee benefits and perquisites provided by Company (including its subsidiaries) to similarly situated executives or (B) the employee benefits and perquisites to which Executive was entitled immediately prior to the date on which a Change of Control Period begins; or
     (5) a change in the location of Executive’s principal place of employment by Company (including its subsidiaries) by more than 10 miles from the location where Executive was principally employed immediately prior to the date on which a Change of Control Period begins.
     (f) “Change of Control” shall mean:
     (i) a merger of Company with another entity, a consolidation involving Company, or the sale of all or substantially all of the assets of Company to another entity if, in any such case, (1) the holders of equity securities of Company immediately prior to such transaction or event do not beneficially own immediately after such transaction or event equity securities of the resulting entity entitled to 50% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting entity in substantially the same proportions that they owned the equity securities of Company immediately prior to such transaction or event or (2) the persons who were members of the Board immediately prior to such transaction or event shall not constitute at least a majority of the board of directors of the resulting entity immediately after such transaction or event;
     (ii) the dissolution or liquidation of Company;
     (iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934,

acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the combined voting power of the outstanding securities of Company; or
     (iv) as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.
For purposes of the preceding sentence, (1) “resulting entity” in the context of a transaction or event that is a merger, consolidation or sale of all or substantially all assets shall mean the surviving entity (or acquiring entity in the case of an asset sale) unless the surviving entity (or acquiring entity in the case of an asset sale) is a subsidiary of another entity and the holders of common stock of Company receive capital stock of such other entity in such transaction or event, in which event the resulting entity shall be such other entity, and (2) subsequent to the consummation of a merger or consolidation that does not constitute a Change of Control, the term “Company” shall refer to the resulting entity and the term “Board” shall refer to the board of directors (or comparable governing body) of the resulting entity.
     (g) “Change of Control Period” shall mean, with respect to a Change of Control, the two-year period beginning on the date upon which such Change of Control occurs.
     (h) “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (i) “Compensation Committee” shall mean the Compensation Committee of the Board.
     (j) “Disability” shall mean that, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from the full-time performance of Executive’s duties for six consecutive months and Executive shall not have returned to full-time performance of Executive’s duties within 30 days after written notice of termination is given to Executive by Company (provided, however, that such notice may not be given prior to 30 days before the expiration of such six-month period).
     (k) “Effective Date” shall mean January 1, 2009.
     (l) “Involuntary Termination” shall mean any termination of Executive’s employment with Company which:
     (i) does not result from a resignation by Executive (other than a resignation pursuant to clause (ii) of this Section 1.1(l)); or
     (ii) results from a resignation by Executive on or before the date which is 60 days after the date upon which Executive receives notice of a Change in Duties;

provided, however, the term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of death or Disability.
          (m) “Monthly Severance Amount” shall mean an amount equal to one-twelfth of Executive’s Annual Base Salary.
     1.2 Interpretations. In this Agreement, unless a clear contrary intention appears, (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof, (c) the words “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term, and (d) where any provision of this Agreement refers to action to be taken by either party, or which such party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such party.
ARTICLE 2: EMPLOYMENT AND DUTIES
     2.1 Employment. Effective as of the Effective Date and continuing for the period of time set forth in Section 3.1, Executive’s employment by Company shall be subject to the terms and conditions of this Agreement.
     2.2 Positions. From and after the Effective Date, (a) Executive shall serve as an officer of Company in the position or positions determined by the Board and (b) Executive shall be employed by Company or a subsidiary or affiliate of Company. The Board may at any time and from time to time assign Executive to a different position or positions with Company and cause Executive to be employed by Company or any subsidiary or affiliate of Company; provided, however, that any such assignment shall not impair any rights Executive may have under Section 3.3 as a result of such assignment. Subject to the provisions of the last sentence of Section 5.7, employment with a subsidiary or affiliate of Company pursuant to the preceding sentence shall be considered as employment with Company for purposes of this Agreement.
     2.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s executive employees, as such policies may be amended from time to time.
     2.4 Other Interests. Executive agrees, during the period of Executive’s employment by Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that, subject to Section 1.1(d)(vii), Executive may engage in passive personal investment and charitable activities that do not conflict with the business and affairs of Company or interfere with Executive’s performance of Executive’s duties hereunder, which shall be at the sole determination of the Board. As of the date of this Agreement, the Board has approved the activities set forth on Attachment A to this Agreement.
     2.5 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty to act at all times in the best interests of Company. In keeping with such duty, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning Company’s business.
ARTICLE 3: TERM AND TERMINATION OF EMPLOYMENT
     3.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date (the “Initial Expiration Date”); provided, however, that beginning on the Initial Expiration Date, and on each anniversary of the Initial Expiration Date thereafter, if Executive’s employment under this Agreement has not been terminated pursuant to Section 3.2 or 3.3, then said term of employment shall automatically be extended for an additional one-year period unless on or before the date that is 90 days prior to the first day of any such extension period either party shall give written notice to the other that no such automatic extension shall occur.
     3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (a) upon Executive’s death;
     (b) upon Executive’s Disability;
     (c) for Cause; or
     (d) at any time, for any other reason whatsoever, in the sole discretion of the Board.
     3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1 Executive shall have the right to terminate Executive’s employment under this Agreement for any of the following reasons:
     (a) as a result of a Change in Duties; provided, however, that prior to Executive’s termination as a result of a Change in Duties, Executive must give written notice to Company of the specific occurrence that resulted in the Change in Duties and such occurrence must remain uncorrected for 10 days following such written notice; or
     (b) at any time for any other reason whatsoever, in the sole discretion of Executive.

     3.4 Notice of Termination. If Company desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, it shall do so by giving written notice to Executive that it has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. If Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 3.1, Executive shall do so by giving a 60-day written notice to Company that Executive has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination; provided, however, that (a) no such action shall alter or amend any other provisions hereof or rights arising hereunder and (b) Company may accelerate Executive’s elected effective date of termination to any date of Company’s choice from and after its receipt of such notice, and such action by Company shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of Executive’s employment by Company for any reason whatsoever.
     3.5 Deemed Resignations. Any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest (including any retirement or other benefit plan of Company or any affiliate of Company) and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.
ARTICLE 4: COMPENSATION AND BENEFITS
     4.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum base salary of $265,000 per annum. Executive’s base salary may, in the sole discretion of the Compensation Committee, be increased, but not decreased, effective as of any date determined by the Compensation Committee. Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     4.2 Bonuses. Executive shall be eligible to participate in Company’s annual cash incentive plan as approved from time to time by the Board or the Compensation Committee in amounts to be determined by the Compensation Committee based upon criteria established by the Compensation Committee.
     4.3 Other Perquisites. During Executive’s employment hereunder, Executive shall be afforded the following benefits as incidences of Executive’s employment:
     (a) Business and Entertainment Expenses - Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.
     (b) Other Company Benefits - Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs shall include, without limitation, any profit sharing plan, thrift plan, health insurance or health care plan, life insurance, disability insurance, pension plan, supplemental retirement plan, vacation and sick leave plan, and the like which may be maintained by Company. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.
ARTICLE 5: EFFECT OF TERMINATION ON COMPENSATION; ADDITIONAL PAYMENTS
     5.1 Termination Other Than an Involuntary Termination. If Executive’s employment hereunder shall terminate upon expiration of the term provided in Section 3.1 because either party has provided the notice contemplated in such Section, or if Executive’s employment hereunder shall terminate for any other reason except those described in Sections 5.2 and 5.3, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment; provided, however, that if such termination of employment shall be for a reason encompassed by Section 3.2(a) or (b), then, subject to the provisions of Sections 5.5, 5.7 and, in the case of a termination encompassed by Section 3.2(b), Section 5.6, Company shall (a) pay Executive an aggregate amount equal to Executive’s base salary at the annual rate in effect pursuant to Section 4.1 as of the date of such termination of employment, which aggregate amount shall be divided into 18 equal installments and one such installment shall be paid on the last day of each month throughout the 18-month period commencing on the date of such termination of employment, and (b) pay Executive within 30 days after such termination of employment an amount equal to Executive’s target bonus pursuant to Section 4.2 for the year in which such termination of employment occurs multiplied by a fraction, the numerator of which is the number of days during the period beginning on the first day of the calendar year in which such termination of employment occurs and ending on the date of such termination of employment, and the denominator of which is 365.
     5.2 Involuntary Termination Other Than During a Change of Control Period. Subject to the provisions of Sections 5.5, 5.6 and 5.7, if Executive’s employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination which occurs prior to the date that a Change of Control Period begins or after the expiration of a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions:

     (a) pay Executive the Monthly Severance Amount on the last day of each month throughout the 18-month period commencing on the date of such Involuntary Termination; and
     (b) during the portion, if any, of the 12-month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans.
     5.3 Involuntary Termination During a Change of Control Period. Subject to the provisions of Section 5.5, 5.6 and 5.7, if Executive’s employment by Company or any subsidiary thereof or successor thereto shall be subject to an Involuntary Termination during a Change of Control Period, then Company shall, as additional compensation for services rendered to Company (including its subsidiaries), pay to Executive the following amounts and take the following actions:
     (a) (i) if the Change of Control relating to such Change of Control Period constitutes a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), pay Executive on or before the fifth day after the last day of Executive’s employment with Company a lump sum cash payment in an amount equal to two times the sum of (A) Executive’s Annual Base Salary plus (B) Executive’s Average Annual Bonus, or (ii) if the Change of Control relating to such Change of Control Period does not constitute a change in control event (as defined in Treasury regulation section 1.409A-3(i)(5)), pay Executive an aggregate amount equal to two times the sum of (A) Executive’s Annual Base Salary plus (B) Executive’s Average Annual Bonus, which aggregate amount shall be divided into 18 equal installments and one such installment shall be paid on the last day of each month throughout the 18-month period commencing on the date of such Involuntary Termination;
     (b) cause any and all outstanding options to purchase common stock of Company held by Executive to be fully vested and to become immediately exercisable in full and cause any and all shares of restricted shares of Company’s common stock held by Executive to become immediately nonforfeitable; and
     (c) during the portion, if any, of the 18-month period commencing on the date of such Involuntary Termination that Executive is eligible to elect and elects to continue coverage for himself and his eligible dependents under Company’s or a subsidiary’s group health plans, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and/or Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, Company shall promptly reimburse Executive on a monthly basis for the difference between the amount Executive pays to effect and continue such coverage and the employee contribution amount that active senior executive employees of Company pay for the same or similar coverage under such group health plans.
     5.4 Interest on Late Payments. If any payment provided for in Section 5.2 or Section 5.3 hereof is not made when due (applying the deferred payment date provided for in Section 5.7 as the due date, if applicable), then Company shall pay to Executive interest on the amount payable from the date that such payment should have been made under such Section until such payment is made, which interest shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank.
     5.5 Parachute Payments. Notwithstanding anything to the contrary in this Agreement, if Executive is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the benefits provided for in this Article, together with any other payments and benefits which Executive has the right to receive from Company and its affiliates, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), then the benefits provided hereunder (beginning with any benefit to be paid in cash hereunder) shall be either (1) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from Company will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (2) paid in full, whichever produces the better net after-tax position to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the benefits provided hereunder is necessary shall be made by the Compensation Committee in good faith and in consultation with Executive and tax and legal advisors of Company. If a reduced cash payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to Company upon notification that an overpayment has been made. Nothing in this Section 5.5 shall require Company to be responsible for, or have any liability or obligation with respect to, Executive’s excise tax liabilities under Section 4999 of the Code.
     5.6 Release and Full Settlement. As a condition to the receipt of any severance compensation and benefits under this Agreement, Executive must first execute a release and agreement, in a form reasonably satisfactory to Company, which (1) shall release and discharge Company and its affiliates, and their officers, directors, employees and agents from any and all claims or causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Company or its affiliates or the termination of such employment, and (2) must be effective and irrevocable within 55 days after the termination of Executive’s employment. If Executive is entitled to and receives the benefits provided hereunder, performance of the obligations of Company hereunder will constitute full settlement of all claims that Executive might otherwise assert against Company on account of Executive’s termination of employment.

     5.7 Payments Subject to Section 409A of the Code. Notwithstanding the foregoing provisions of this Article 5, if the payment of any severance compensation or severance benefits under this Agreement would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following the date of Executive’s termination of employment shall be accumulated and paid on the date that is six months after the date of Executive’s termination of employment (or if such payment date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest. Executive hereby agrees to be bound by Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code. The provisions of this Section 5.7 shall also apply, to the extent required under Section 409A of the Code, to any payment of the Monthly Severance Amount to Executive pursuant to Section 7.1(b). For the purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 49% of the average level of bona fide services provided in the immediately preceding 36 months.
     5.8 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of Executive’s employment under this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to this Article 5 shall be received by Executive as liquidated damages.
     5.9 Other Benefits. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary and certain perquisites of employment. Except as expressly provided herein, Executive’s rights and obligations both during the term of his employment and thereafter with respect to stock options, restricted stock, incentive and deferred compensation, life insurance policies insuring the life of Executive, and other benefits under the plans and programs maintained by Company shall be governed by the separate agreements, plans and other documents and instruments governing such matters.
ARTICLE 6: PROTECTION OF CONFIDENTIAL INFORMATION
     6.1 Disclosure to and Property of Company. All information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s (or any of its affiliates’) business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisitions prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, marketing and merchandising techniques, business plans, computer software or programs, computer software and database technologies, prospective names and marks) (collectively, “Confidential Information”) shall be disclosed to Company and are and shall be the sole and exclusive property of Company (or its affiliates). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Upon Executive’s termination of employment with Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company.
     6.2 Disclosure to Executive. Company has and will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or has and will entrust Executive with business opportunities of Company (or its affiliates); and/or has and will place Executive in a position to develop business good will on behalf of Company (or its affiliates). Executive agrees to preserve and protect the confidentiality of all Confidential Information or Work Product of Company (or its affiliates).
     6.3 No Unauthorized Use or Disclosure. Executive agrees that he will not, at any time during or after Executive’s employment by Company, make any unauthorized disclosure of, and will prevent the removal from Company premises of, Confidential Information or Work Product of Company (or its affiliates), or make any use thereof, except in the carrying out of Executive’s responsibilities during the course of Executive’s employment with Company. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article 6. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.
     6.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     6.5 Assistance by Executive. During the period of Executive’s employment by Company and thereafter, Executive shall, at Company’s expense, assist Company and its nominee, at any time, in the protection of Company’s (or its affiliates’) worldwide right, title and interest in and to Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
     6.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article 6 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 6 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 6 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
ARTICLE 7: NON-COMPETITION AND RELATED OBLIGATIONS
     7.1 General. (a) As part of the consideration for Company’s employment of Executive and the compensation and benefits that may be paid to Executive hereunder; to protect the trade secrets and Confidential Information of Company or its affiliates that have been and will in the future be disclosed or entrusted to Executive, the business good will of Company or its affiliates that has been and will in the future be developed in Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to Executive by Company or its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the provisions of this Article 7. Except as provided in Section 7.1(b), Executive agrees that during Executive’s employment with Company and for a period of one year following the termination of Executive’s employment with Company for any reason (the “Non-Compete Period”), Executive shall not:
     (i) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for Executive’s own benefit or for the benefit of any other person or entity either (1) hire, contract or solicit, or attempt any of the foregoing with respect to hiring any employee of Company or its affiliates, or (2) induce or otherwise counsel, advise, or encourage any employee of Company or its affiliates to leave the employment of Company or its affiliates; and
     (ii) within any geographic area or market where Company or any of its affiliates are conducting any business or have, during the twelve months preceding the termination of Executive’s employment with Company, conducted such business, as applicable:
     (1) directly or indirectly participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, contractor or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of, any business in any of the business territories in which Company is presently or from time-to-time conducting business that either conducts a business similar to that conducted by Company or its affiliates or provides or sells a service or product that is the same, substantially similar to or otherwise competitive with the products and services provided or sold by Company or its affiliates (a “Competitive Operation”); provided, however, that this provision shall not preclude Executive after the termination of Executive’s employment with Company from owning less than 2% of the equity securities of any publicly held Competitive Operation so long as Executive does not serve as an employee, officer, director or consultant to such business;
     (2) directly or indirectly, either as principal, agent, independent contractor, consultant, director, officer, employee, employer, advisor, stockholder, partner or in any other individual or representative capacity whatsoever, either for Executive’s own benefit or for the benefit of any other person or entity call upon, solicit, divert or take away, any customer or vendor of Company or its affiliates with whom Executive dealt, directly or indirectly, during Executive’s engagement with Company or its affiliates, in connection with a Competitive Operation; or
     (3) call upon any prospective acquisition candidate on Executive’s own behalf or on behalf of any Competitive Operation, which candidate is a Competitive Operation or which candidate was, to Executive’s knowledge after due inquiry, either called upon by Company or for which Company or any of its affiliates made an acquisition analysis, for the purpose of acquiring such entity.
     (b) Notwithstanding the provisions of Section 7.1(a), if (i) Executive provides written notice to Company pursuant to Section 3.4 that Executive will terminate employment with Company pursuant to a resignation by Executive that does not constitute an Involuntary

Termination or (ii) either party provides written notice to the other that the term of this Agreement shall not be automatically extended as provided in Section 3.1, then, in any such case:
     (1) for purposes of Sections 7.1(a)(ii)(1), the Non-Compete Period shall end on a date selected by Company and set forth in a written notice provided by Company to Executive (the “Non-Compete Notice”); provided, however, that (1) the date selected by Company shall be a whole number of months (not in excess of 12) after the last day of Executive’s employment with Company and (2) Company shall pay to Executive the Monthly Severance Amount on the last day of each month during the portion of the Non-Compete Period that is after the last day of Executive’s employment with Company; and
     (2) for purposes of Sections 7.1(a)(i), 7.1(a)(ii)(2) and 7.1(a)(ii)(3), the Non-Compete period shall end on the date that is one year after the last day of Executive’s employment with Company.
The Non-Compete Notice shall be delivered by Company to Executive within 10 days after receipt by Company of Executive’s notice pursuant to Section 3.4 or on or before the date that is 45 days prior to the expiration of the term of this Agreement under Section 3.1, as applicable. Executive hereby delegates to Company the right to select and determine in good faith the duration of the Non-Compete Period as provided in Section 7.1(b)(i).
     7.2 Non-Disparagement. During Executive’s employment with Company and following any termination of employment with Company, Executive and Company agree not to disparage, either orally or in writing, Executive, Company, any of Company’s affiliates, business, products, services or practices, or any of Company’s or its affiliates’ directors, officers, agents, representatives, stockholders, or employees.
     7.3 New Employer. Executive agrees that prior to accepting any new employment during the Non-Compete Period, Executive shall advise Company of the identity of the potential new employer. Company may serve such new employer with notice of the non-competition restrictions set forth in this Article 7 and may furnish such employer with a copy of this Agreement or the relevant portions thereof.
     7.4 Remedies. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article 7 by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article 7 by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 7 but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
     7.5 Reformation. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article 7 would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States or such other geographic areas or markets in which Company or any of its affiliates are conducting business or have, during the 12 months preceding the termination of Executive’s employment, conducted such business, as applicable, during the Non-Compete Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.
ARTICLE 8: MISCELLANEOUS
     8.1 Indemnification. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York, and shall change when and as any such change in such prime or base rate shall be announced by such bank. Any reimbursement of reasonable attorneys’ fees and disbursements required under this Section 8.1 shall be made not later than the close of Executive’s taxable year following the taxable year in which Executive incurs the expense; provided, however, that, upon Executive’s termination of employment with Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code. In no event shall any reimbursement be made to Executive for such fees and disbursements incurred after the later of (1) Executive’s death or (2) the date that is 10 years after the date of Executive’s termination of employment with Company.
     8.2 Payment Obligations Absolute. Except as specifically provided in Sections 6.6 and 7.4, Company’s obligation to pay (or cause one of its subsidiaries to pay) Executive the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries) may have against him or anyone else. All amounts payable by Company (including its subsidiaries hereunder) shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

     8.3 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	Concho Resources Inc.
550 W. Texas Avenue, Suite 100
Midland, Texas 79701
Attention: Chairman of the Board of Directors

With a copy to:

Concho Resources Inc.
550 W. Texas Avenue, Suite 100
Midland, Texas 79701
Attention: Vice President, General Counsel

If to Executive to:	Jack F. Harper
550 W. Texas Avenue, Suite 100
Midland, Texas 79701
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     8.4 Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     8.5 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     8.6 Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     8.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     8.8 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.

     8.9 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     8.10 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     8.11 Assignment. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise. This Agreement shall also be binding upon and inure to the benefit of Executive and his estate. If Executive shall die prior to full payment of amounts due pursuant to this Agreement, such amounts shall be payable pursuant to the terms of this Agreement to his estate. Executive shall not have any right to pledge, hypothecate, anticipate or assign this Agreement or the rights hereunder, except by will or the laws of descent and distribution.
     8.12 Term. This Agreement has a term co-extensive with the term of employment provided in Section 3.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. The provisions of Section 3.5 and Articles 6 and 7 shall survive the termination of this Agreement.
     8.13 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect, including, without limitation, all prior employment and severance agreements, if any, by and between Company and Executive. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 19th day of December, 2008, to be effective as of the Effective Date.

Concho Resources Inc.

By:	/s/ David W. Copeland Name: David W. Copeland
Title: Vice President and General Counsel

COMPANY

Jack F. Harper /s/ Jack F. Harper

EXECUTIVE

ATTACHMENT A
TO EMPLOYMENT AGREEMENT BY AND BETWEEN
CONCHO RESOURCES INC., A DELAWARE CORPORATION
AND JACK F. HARPER (“EXECUTIVE”)
PERMITTED ACTIVITIES
          As of the Effective Date, the Board has approved Executive’s participation in the following activities:
•	Board Positions
o     Midland YMCA Board
o     Permian Basin Area Foundation Board
o     Permian Basin Petroleum Association Board
o     First United Methodist Church of Midland (Foundation Board)
o     Advisory director to Western International Gas & Cylinders
•	Business Interests
o	Investments in publicly traded securities

o	Investment in Steven and Tull Opportunity Fund – Real Estate

o	Partnerships in which various investments are held include: HDL Partners Ltd.(1/4 partner in LP and GP), Shack Ventures, LP (1/2 owner in LP and sole GP), and Hedloc Investment Company, LP (1/2 owner in LP and GP)
•	Passive Oil & Gas Property Interest
o	Various non-operated working interests, overriding royalty interests, and royalty interests primarily located in West Texas.

o	Desert Partners II LP royalty investment partnership, General Partner- Permian Basis Acquisition Fund

o	Desert Partners III LP royalty investment partnership, General Partner- Permian Basin Acquisition Fund

A-1